Exhibit 99.1

NPS Pharmaceuticals Reports First Quarter 2011 Financial Results

-- Pro forma cash and investments of $220 million after raising $107 million in recent public offering --

-- Results of Phase 3 STEPS Registration Study of GATTEX® accepted for late-breaker oral presentation at Digestive Disease Week --

-- Upcoming 2011 milestones include submitting U.S. marketing application for GATTEX® and reporting Phase 3 results for NPSP558 --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 3, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the first quarter of 2011.

NPS reported a net loss of $9.2 million or $0.13 per diluted share for the first quarter 2011, compared to a net loss of $3.1 million or $0.06 per diluted share for the first quarter 2010. The year-over-year change in the company’s financial results were principally driven by the advancement of the company’s two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 in hypoparathyroidism. On a pro forma basis, cash and investments totaled $220.0 million at March 31, 2011 after including net proceeds of approximately $106.8 million from a recent public offering of common stock.

“The success of our recent equity offering, which raised $107 million, gives us the financial flexibility to deliver a number of key milestones, including the approval of our first product in 2012,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “We look forward to reporting additional data from the GATTEX Phase 3 clinical program at the upcoming Digestive Disease Week conference in Chicago and submitting the drug for U.S. approval later this year. We also remain on track to report top-line results from the Phase 3 REPLACE study of NPSP558 before year-end.”

Product pipeline update

GATTEX in short bowel syndrome

  In January, NPS reported that its Phase 3 registration study of GATTEX, which is known as STEPS, met its primary efficacy endpoint with a statistically significant responder rate for GATTEX versus placebo. Based on the STEPS results, NPS expects to file for U.S. regulatory approval of GATTEX in the second half of 2011 as a first-in-class treatment for adult SBS.
  In March, Nycomed, the company’s ex-North American partner for teduglutide, submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for clearance to market teduglutide (Revestive®) as a once-daily subcutaneous treatment for SBS. The submission triggered a mid-seven digit milestone payment to NPS.
  Results of the Phase 3 study of GATTEX in adults with short bowel syndrome will be presented on May 10, 2011 at the Late-Breaking Abstract Session at Digestive Disease Week® (DDW®) in Chicago, Illinois.

NPSP558 in hypoparathyroidism

  In March 2011, NPS reported the randomization of the last patient in REPLACE, its Phase 3 registration study of NPSP558, a bioengineered form of human parathyroid hormone. REPLACE is a double-blind, placebo-controlled study evaluating the use of NPSP558 as hormone replacement therapy in adult patients with hypoparathyroidism. A total of 135 patients were randomized in this study. NPS expects to report top-line results from REPLACE in the fourth quarter of 2011 and believes positive results from REPLACE will enable it to submit an application in 2012 for U.S. marketing approval of NPSP558 as a treatment for hypoparathyroidism.

Financial results

Royalties

Royalty revenues were $18.6 million for the first quarter 2011 versus $17.8 million for the first quarter 2010. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	First quarter
	2011	2010
Royalty:
Sensipar/Mimpara	$14.3	$14.1
Preotact	2.2	2.4
REGPARA	1.6	1.1
Nucynta	0.5	0.2
Total	$18.6	$17.8

The company’s royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $14.9 million for the first quarter 2011 versus $9.5 million for the first quarter 2010. The increase in research and development expense was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses were $5.1 million for the first quarter 2011 as compared to $4.3 million for the first quarter 2010. The increase was due to costs related to market research studies.

Interest expense

First quarter interest expense decreased to $10.2 million for 2011 versus $13.3 million for 2010. Interest expense is largely attributable to non-recourse debt secured by the company's Sensipar/Mimpara, Preotact, and REGPARA royalties.

Cash and investments

At March 31, 2011 the company’s cash, cash equivalents, and marketable investment securities totaled $113 million compared to $134 million at December 31, 2010. In April 2011, the company completed an equity financing for estimated net proceeds of approximately $107 million after deducting underwriting discounts and other offering expenses. NPS expects its 2011 cash burn to be in the range of $85 to $100 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Long-term debt

At March 31, 2011, the company’s only recourse debt was $47.1 million in 5.75% convertible notes due in 2014. In April 2011, a holder of the 5.75% convertible notes converted $30.6 million of outstanding principal into 5.6 million shares of the company’s common stock.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS. In March 2011, NPS fully repaid its Class A notes, which were secured by the company’s Sensipar/Mimpara revenues. With the repayment of the Class A notes, the company commenced repayment of its Class B notes, which are also secured by the company’s Sensipar/Mimpara revenues.

The following table reflects the carrying value of the company’s non-recourse debt at March 31, 2011 and December 31, 2010:

In millions
	03/31/11	12/31/10
Non-recourse debt:
Sensipar/Mimpara-secured Class A notes	$ --	$46
Sensipar/Mimpara-secured Class B notes	158	168
Preotact-secured debt	50	50
REGPARA-secured debt	36	36
Total non-recourse debt	244	300
Less current portion	8	56
Total long-term non-recourse debt	$236	$244

Conference call information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 788-0547 and use pass code 27157447. International callers may dial (857) 350-1685, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 31056130, until midnight Eastern Time, May 17, 2011. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Revenues:
Royalties	$18,551	$17,789
Product sales	--	484
Milestones and license fees	5,025	2,025
Total revenues	23,576	20,298

Costs and expenses:
Cost of license fees	2,538	6
Research and development	14,905	9,508
General and administrative	5,076	4,297
Total operating expenses	22,519	13,811
Operating income	1,057	6,487

Other (expense) income:
Interest income, net	81	150
Interest expense	(10,231)	(13,340)
Gain on sale of marketable investment securities	--	3,652
Other expense, net	(39)	(1)
Total other expense, net	(10,189)	(9,539)
Loss before income tax expense	(9,132)	(3,052)

Income tax expense	18	--
Net loss	($9,150)	($3,052)
Net loss per common and potential common share:
Basic	($0.13)	($0.06)
Diluted	($0.13)	($0.06)
Weighted average common and potential common share:
Basic	68,098	49,041
Diluted	68,098	49,041

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and marketable investment securities	$113,163	$133,771
Current restricted cash and cash equivalents	4	50,784
Account receivable	25,081	26,721
Other current assets	6,802	4,619
Equipment, net	1,713	1,142
Goodwill	9,429	9,429
Debt issuance costs, net	1,778	2,143
Other long-term assets	297	296
Total assets	$158,267	$228,905

Liabilities and Stockholders’ Deficit:
Current liabilities	$27,230	$82,145
Convertible notes	47,121	50,000
Non-recourse debt, less current portion*	235,840	244,256
Other long-term liabilities	7,753	7,779
Total liabilities	317,944	384,180

Common stock and additional paid-in capital	803,622	798,907
Accumulated other comprehensive income	34	1
Accumulated deficit	(963,333)	(954,183)
Total stockholders' deficit	(159,677)	(155,275)
Total liabilities and stockholders' deficit	$158,267	$228,905

* Non-recourse debt secured by Sensipar®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com